From: Vincent T. Papa             Dawn W. Dover
                Orion Capital Corporation   Kekst & Company
                (212) 332-8080              437 Madison Avenue
                Jeanne Hotchkiss            New York, New York 10022
                (203) 674-6754              (212) 593-2655

          FOR IMMEDIATE RELEASE

                      ORION CAPITAL CORPORATION UPDATES
                        STOCKHOLDER RIGHTS PROTECTIONS

                    -------------------------------------

          New York, New York (September 11, 1996)   To assure that
          the best interest of all of its stockholders are fully protected, the Orion Capital Board of Directors (NYSE:OC) today adopted a new Stockholder Rights Plan for the Company, replacing the Company's original Stockholder Rights Plan adopted in 1989. The new Plan is designed to maintain the effectiveness of the Company's stockholder rights protections in light of the significant rise in the Company's stock price since the original Plan was enacted.

          Like the original Plan, the new Rights Plan is designed, among other things, to encourage potential acquirers of the company to negotiate with the Board of Directors so as to enhance the Board's ability to achieve the best possible value for all Orion Capital stockholders. The new Rights Plan helps to put Orion Capital and its stockholders in a position to achieve this by deterring coercive takeover tactics and impeding a change of control of the Company without a full and fair price being offered to all of Orion Capital's stockholders. Orion Capital said that the new Plan has been put in place because, since the adoption of the original Plan six years ago, Orion Capital's stock price has risen nearly 300% and now trades in a range approximating the exercise price under the original Rights Plan.

          Pursuant to the new plan, Rights will be distributed as a dividend at the rate of one Right for each share of common stock, par value $0.01 per share, held by stockholders of record as of the close of business on September 16, 1996. Each Right initially will entitle stockholders to buy one unit of a share of preferred stock for $200. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's common stock. The Company will generally be entitled to redeem the Rights at $0.01 per Right at any time until 10 days following a public announcement that a 15% or greater position in the Company's common stock has been acquired. The Rights will expire on September 11, 2006.

          In connection with the adoption of the new Plan, the Board approved the redemption of the outstanding Rights issued pursuant to the Company's original Rights Plan adopted in 1989. Holders of record of common stock at the close of business on September 16, 1996 will receive $.01 for each right being redeemed. As a result of stock splits effected since the adoption of the original Rights Plan, this redemption price translates to $.0064 per share of common stock outstanding as of the date noted above. Stockholders of record on the Redemption Date can expect to receive this payment on or about October 1, 1996 together with the Company's next quarterly dividend. The redemption payment generally will be treated as a dividend for tax purposes.

          A copy of the new Stockholder Rights Plan is being filed with the Securities and Exchange Commission.

          Orion Capital Corporation is engaged in the specialty property and casualty insurance business through wholly owned subsidiaries, which include EBI Companies, DPIC Companies, Connecticut Specialty Insurance Group, SecurityRe Companies and Wm. H. McGee & Co., Inc., as well as through a more than 80% ownership interest in Guaranty National Corporation.